                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 SCHEDULE 13D

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. )

                                Optelecom, Inc.
                               (Name of Issuer)
                          Common Stock, par value$.03
                        (Title of Class of Securities)

--------------------------------------------------------------------------------
                                 638 818 207
                                (CUSIP Number)

                               Joel D. Rosenthal

                                7620 Cabin Road
                             Cabin John, MD  20818

                                 301-229-4387
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                               November 23, 1999
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D


---------------------------------              ---------------------------------
CUSIP No. 638 818 207                                     Page 2 of 2 Pages
---------------------------------              ---------------------------------


------ --------------------------------------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Joel D. Rosenthal
------ --------------------------------------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)                                   (a) [ ]
                                                                                                             (b) [ ]

------ --------------------------------------------------------------------------------------------------------------
3      SEC USE ONLY


------ --------------------------------------------------------------------------------------------------------------
4      SOURCE OF FUNDS (SEE INSTRUCTIONS)

        PF
------ --------------------------------------------------------------------------------------------------------------
5      CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO  ITEMS 2(d) or 2(e)                      [ ]



------ --------------------------------------------------------------------------------------------------------------
6      CITIZENSHIP OR PLACE OF ORGANIZATION

        USA

------------------ ------ -------------------------------------------------------------------------------------------
NUMBER OF SHARES     7    SOLE VOTING POWER
 BENEFICIALLY
  OWNED BY                      118,000
    EACH           ------ -------------------------------------------------------------------------------------------
  REPORTING          8    SHARED VOTING POWER
   PERSON
    WITH
                   ------ -------------------------------------------------------------------------------------------
                     9    SOLE DISPOSITIVE POWER


                   ------ -------------------------------------------------------------------------------------------
                    10    SHARED DISPOSITIVE POWER


------ --------------------------------------------------------------------------------------------------------------
11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                118,000

------ --------------------------------------------------------------------------------------------------------------
12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)                 [ ]



------ --------------------------------------------------------------------------------------------------------------
13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

                5.47

------ --------------------------------------------------------------------------------------------------------------
14     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                IN

------ --------------------------------------------------------------------------------------------------------------

                                    2 of 2